70 Maxess Road  Melville, NY 11747
631-396-5000  Fax: 631-396-5060

FOR IMMEDIATE RELEASE

NU HORIZONS ELECTRONICS CORP. REPORTS
FINANCIAL AND OPERATING RESULTS FOR THE
FIRST QUARTER OF FISCAL YEAR 2008

MELVILLE, NY, July 9, 2007--- Nu Horizons Electronics Corp. (Nasdaq/NM: NUHC), a leading distributor of active and passive electronic components today reported financial and operating results for the first quarter of fiscal 2008, reflecting the period ended May 31, 2007.

Net sales for the quarter ended May 31, 2007 increased to $192,327,000 as compared to $187,760,000 for the prior year’s fiscal period, an increase of 2.4%. Net income for the quarter was $1,814,000 or $.10 per diluted share as compared to net income of $3,175,000 or $.17 per diluted share for the first quarter of the prior year. Sequentially, net sales for the quarter ended May 31, 2007 increased approximately $22,200,000, or 13%, from $170,101,000 and earnings increased to $.10 per diluted share from $.05 per diluted share.

For the quarter ended May 31, 2007 compared to the first quarter of the prior year, our sales of systems (servers, boards, storage and software) declined approximately $17,000,000 primarily due to the loss of business with certain large customers. Excluding systems sales, our core electronics distribution sales for the first quarter increased $21,963,000, or 14%, over the prior year same quarter. Core electronics distribution sales in the current quarter were negatively impacted by a general softness in the passive component market due to over-capacity.

Arthur Nadata, Chairman of the Board and Chief Executive Officer stated, "Despite our disappointment in decreased systems sales, we are pleased to see continued improvement in our core electronics distribution business and are encouraged by the sequential improvement in our business."

Mr. Nadata concluded, "We are continuing with our global growth strategy and we are enthusiastic about the completion of our acquisition in Germany which provides Nu Horizons with an opportunity to achieve significant growth in Europe, particularly in the German marketplace."

A conference call to further discuss earnings will be held today at 4:15 pm ET. The call can be accessed by dialing 1-800-475-3716, (international, dial 1-719-457-2728). A rebroadcast of the call will be available beginning at 7:00 pm ET at (888)-203-1112 (international, dial 1- 719-457-0820) Please refer to confirmation code 8954832. A webcast of the call will also be available, online (both live and after the call), at www.nuhorizons.com.

NUHC Reports First Quarter Fiscal 2008 Results	Page 2

About Nu Horizons Electronics Corp.

Nu Horizons Electronics Corp. is a leading global distributor of advanced technology semiconductor, display, illumination and system solutions to a wide variety of commercial original equipment manufacturers (OEMs) and electronic manufacturing services providers (EMS). With sales facilities in 51 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com.

Except for historical information contained herein, the matters set forth in this news release are forward looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Nu Horizons or its management, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Nu Horizons’ management, as well as assumptions made by and information currently available to its management including with respect to financial condition, results of operations, growth strategy and liquidity. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for electronic products, the amount of sales of the Company’s products, the competitive environment within the electronics industry, the ability of the Company to integrate its recently acquired European operations, the ability of the Company to continue to expand its operations, the level of costs incurred in connection with the Company’s expansion efforts and the financial strength of the Company’s customers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to update its forward-looking statements.

Company Contact:
Kurt Freudenberg, Chief Financial Officer
Nu Horizons Electronics Corp.
kurt.freudenberg@nuhorizons.com
631-396-5000

 (Tables Follow)

NUHC Reports First Quarter Fiscal 2008 Results	Page 3

NU HORIZONS ELECTRONICS CORP. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	For The Three Months Ended
	May 31, 2007	May 31, 2006

NET SALES	$192,327,000	$187,760,000

COSTS AND EXPENSES:
Cost of sales	162,789,000	159,470,000
Operating expenses	25,597,000	22,123,000
	188,386,000	181,593,000

OPERATING INCOME	3,941,000	6,167,000

OTHER (INCOME) EXPENSE:
Interest (income)	(15,000)	(61,000)
Interest expense	928,000	962,000
	913,000	901,000

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTERESTS	3,028,000	5,266,000

Provision for income taxes	1,124,000	1,956,000

INCOME BEFORE MINORITY INTERESTS	1,904,000	3,310,000

Minority interest in earnings of subsidiaries	90,000	135,000

NET INCOME	$1,814,000	$3,175,000

NET INCOME PER COMMON SHARE

Basic	$.10	$.18

Diluted	$.10	$.17

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	18,217,603	17,596,232
Diluted	19,046,335	18,293,721

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NUHC Reports First Quarter Fiscal 2008 Results	Page 4

NU HORIZONS ELECTRONICS CORP. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	May 31, 2007	February 28, 2007
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$3,787,000	$4,747,000
Accounts receivable - net of allowance for doubtful accounts of $4,921,000 and $4,985,000, respectively	128,999,000	119,946,000
Inventories	134,072,000	119,311,000
Prepaid expenses and other current assets	3,872,000	4,454,000
TOTAL CURRENT ASSETS	270,730,000	248,458,000

PROPERTY, PLANT AND EQUIPMENT - NET	4,857,000	3,381,000

OTHER ASSETS:
Cost in excess of net assets acquired	8,332,000	8,332,000
Other assets	4,851,000	4,055,000
	$288,770,000	$264,226,000

- LIABILITIES AND SHAREHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable	$61,815,000	$62,410,000
Accrued expenses	7,611,000	8,579,000
Bank credit line	2,693,000	2,327,000
Income taxes payable	5,261,000	3,927,000
TOTAL CURRENT LIABILITIES	77,380,000	77,243,000

LONG TERM LIABILITIES:
Revolving credit line	52,200,000	30,000,000
Due to seller	3,378,000	3,378,000
Deferred income taxes	2,422,000	2,369,000
TOTAL LONG TERM LIABILITIES	58,000,000	35,747,000

MINORITY INTEREST IN SUBSIDIARIES	2,002,000	1,912,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.0066 par value, 50,000,000 shares authorized; 18,357,087 and 18,158,034 shares issued and outstanding for May 31, 2007 and February 28, 2007, respectively	121,000	120,000
Additional paid-in capital	50,961,000	50,670,000
Retained earnings	100,335,000	98,521,000
Other accumulated comprehensive (loss) income	(29,000)	13,000
TOTAL SHAREHOLDERS' EQUITY	151,388,000	149,324,000

	$288,770,000	$264,226,000

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